Exhibit 99.1

AUGUST 4, 2010

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2010 RESULTS

•                  Earnings Exceed Expectations

•                  Sales Increase by 56%

•                  Strong Cash Flow and Significant Debt Reduction

•                  2010 Outlook for Sales and Earnings Raised

AMES, Iowa, USA, August 4, 2010 — Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the second quarter ended June 30, 2010.

Second Quarter Review

Net sales for the quarter increased 56 percent to $432.2 million, compared to net sales of $277.4 million for the second quarter of 2009.  Excluding the impact of changes in currency translation rates and divestitures, sales in the second quarter increased 57 percent over the same quarter last year.  Sales for the second quarter increased 64 percent in the Americas, 68 percent in the Asia-Pacific region, and 46 percent in Europe, excluding the impact of currency and divestitures.  Sales increased 63 percent in the Controls segment, 57 percent in the Propel segment, and 52 percent in the Work Function segment, excluding currency and divestitures.

The Company reported net income of $34.6 million, or $0.71 per share, for the second quarter of 2010, compared to a net loss of $121.8 million, or $2.52 per share, for the second quarter of 2009.  Second quarter 2010 results include restructuring costs of $4.4 million, or $0.09 per share.  In addition, second quarter 2010 results were favorably impacted by $10.2 million, or $0.21 per share, relating to the reversal of deferred tax asset valuation allowances of previously unrecognized tax benefits on operating losses.   Results for second quarter 2009 were negatively impacted by restructuring and severance costs of $13.2 million, or $0.26 per share, and by a charge of $78.5 million, or $1.62 per share, to establish non-cash deferred tax asset valuation allowances relating to operating losses which could not be tax benefited.

Sven Ruder, President and Chief Executive Officer, commented, “We are pleased with our second quarter results.  The continuing upturn in sales, coupled with the reduction in our ongoing operating costs as a result of last year’s restructuring activities, have allowed us to report earnings for the quarter that substantially exceed our expectations.  It is noteworthy that these strong earnings are at sales levels that are still well below previous peak levels.”

Continued Strong Orders and Backlog

The Company received new orders of $460.2 million for the second quarter of 2010, compared to second quarter 2009 orders of $174.3 million.

Total backlog at June 30, 2010, was $633.1 million, a 61 percent increase from the same period last year.

Six Month Review

The Company reported net sales for the six months ended June 30, 2010, of $819.0 million, compared to net sales of $627.1 million for the first six months of 2009.  Net sales for the first six months of 2010 increased 30 percent over the prior year period, excluding the impact of currency translation rate changes and divestitures.

Net income for the first six months of 2010 was $55.3 million, or $1.14 per share, compared to a net loss of $200.2 million, or $4.14 per share, for the same period last year.  Results for the first six months of 2010 include restructuring costs of $6.9 million, or $0.15 per share.  In addition, 2010 results were favorably impacted by $14.7 million, or $0.30 per share, relating to the reversal of deferred tax asset valuation allowances of previously unrecognized tax benefits on operating losses.  Results for the first six months of 2009 include restructuring costs of $28.0 million, or $0.55 per share, valuation allowances on deferred tax assets of $78.5 million, or $1.62 per share, and a non-cash charge related to goodwill impairment of $50.8 million, or $1.05 per share.

Strong Cash Flow and Debt Reduction

Cash flow from operations for the first six months of 2010 was $104.7 million, compared to $52.5 million for 2009. Capital expenditures for the first six months of 2010 were $8.7 million compared to $29.8 million for the same period last year.  The Company’s debt to total capital ratio, or leverage ratio, was 68 percent at June 30, 2010, compared to 78 percent at year-end.

“Our strong operating cash flow, driven by our earnings and emphasis on reduction of working capital, along with the reduction in our capital expenditures, have generated $90 million of free cash flow in the first six months.  This has allowed us to reduce our net interest bearing debt levels significantly and improve our leverage ratio.  Our strong earnings and cash flow performance, along with improving credit markets, are allowing us to explore possibilities for new long-term financing at a lower cost,” stated Ruder.

2010 Outlook Increased

Ruder continued, “The second quarter results have confirmed the positive trend that began in the first quarter of the year. The continued strength in the incoming flow of orders and high backlog is also adding to our confidence. We are very positive about the longer-term prospects for our industry.  Nonetheless, we are still cautious in the shorter term as the macroeconomic environment in many regions of the world where we operate is ‘unusually uncertain.’  As I stated last quarter, we have and will continue to focus on keeping our costs under control and generating cash as we respond to the increased market demand we are currently experiencing.  With the strong half year results and solid backlog, we are increasing our outlook for full year 2010.”

The new outlook for 2010 is as follows:

•            Annual sales increasing 20 to 30 percent from 2009 levels

•            Expected earnings in the range of $0.35 per share to $1.35 per share

•            Capital expenditures of approximately $30.0 million (unchanged)

Webcast Information

Members of Sauer-Danfoss’ management team will host a webcast on August 5 at 10 AM Eastern Time to discuss 2010 second quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company’s website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through August 19, 2010.

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components for use primarily in applications of mobile equipment.  Sauer-Danfoss, with 2009 revenues of approximately $1.2 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  Readers should bear in mind that past experience may not be a good guide to anticipating actual future results.  During the first two quarters of 2010, various sectors of the worldwide economy began to emerge from the global recession and credit crisis that afflicted the economies in the U.S., Europe, and Asia-Pacific during 2009 and into 2010.  It is not clear, however, whether the worldwide economy, or even specific economic sectors within the worldwide economy, will make significant strides toward recovery or will continue to suffer from the recession and credit crisis, weakness in the housing and residential construction markets, weakness in the commercial and public-sector construction markets, job losses, and uncertainty surrounding the effects of government fiscal stimulus plans, interest rates, and crude oil prices. A new downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company’s cost-reduction and productivity improvement efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; the ability and willingness of Danfoss A/S, the Company’s majority stockholder, to lend money to the Company at sufficient levels and on terms favorable enough to enable the Company to meet its capital needs; the Company’s ability to access the capital markets or traditional credit sources to supplement or replace the Company’s borrowings from Danfoss A/S if the need should arise; the Company’s ability over time to reduce the relative level of debt compared to equity on its balance sheet; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the recent credit crisis; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rate, credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; sovereign debt crises, in Europe or elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate; actions by the U.S. Federal Reserve Board and the central banks of other nations; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by rating agencies; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-990-560
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
(Dollars in thousands	June 30,	June 30,	June 30,	June 30,
except share and per share data)	2010	2009	2010	2009
Net sales	432,226	277,411	818,996	627,106
Cost of sales	300,149	246,608	574,413	538,285
Gross profit	132,077	30,803	244,583	88,821
Research and development	12,099	15,074	24,572	31,770
Selling, general and administrative	49,259	51,288	103,088	107,730
Loss on sale of business and asset disposals	3,268	4,956	2,304	8,585
Impairment charges	—	—	—	50,841
Total operating expenses	64,626	71,318	129,964	198,926
Income (loss) from operations	67,451	(40,515)	114,619	(110,105)
Nonoperating income (expenses):
Interest expense, net	(15,064)	(13,406)	(31,617)	(19,123)
Loss on early retirement of debt	—	(3,348)	—	(10,705)
Other, net	1,430	430	3,678	2,109
Income (loss) before income taxes	53,817	(56,839)	86,680	(137,824)
Income tax expense	(8,276)	(61,558)	(10,544)	(53,145)
Net income (loss)	45,541	(118,397)	76,136	(190,969)
Net income attributable to noncontrolling interest, net of tax	(10,986)	(3,429)	(20,856)	(9,263)
Net income (loss) attributable to Sauer-Danfoss Inc.	34,555	(121,826)	55,280	(200,232)
Net income (loss) per share:
Basic net income (loss) per common share	0.71	(2.52)	1.14	(4.14)
Diluted net income (loss) per common share	0.71	(2.52)	1.14	(4.14)
Weighted average shares outstanding
Basic	48,388	48,338	48,371	48,325
Diluted	48,473	48,338	48,463	48,325

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Propel	241,329	154,995	455,709	342,782
Work Function	94,393	63,154	183,300	145,839
Controls	96,504	59,262	179,987	138,485
Total	432,226	277,411	818,996	627,106

Segment Income (Loss)
Propel	56,466	1,617	101,387	19,068
Work Function	7,371	(20,856)	11,445	(35,811)
Controls	12,064	(15,233)	22,174	(79,644)
Global Services and Other Expenses, net	(7,020)	(5,613)	(16,709)	(11,609)
Total	68,881	(40,085)	118,297	(107,996)
Interest expense, net	(15,064)	(13,406)	(31,617)	(19,123)
Loss on early retirement of debt	—	(3,348)	—	(10,705)
Income (loss) before income taxes	53,817	(56,839)	86,680	(137,824)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,	June 30,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income (loss)	76,136	(190,969)
Depreciation and amortization	49,825	53,815
Impairment charges	—	50,841
Net change in receivables, inventories, and payables	(38,068)	90,944
Other, net	16,845	47,901
Net cash provided by operating activities	104,738	52,532
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,702)	(29,789)
Proceeds from sale of property, plant and equipment	4,859	6,194
Net cash used in investing activities	(3,843)	(23,595)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and debt facilities	(90,533)	26,545
Payments for debt financing costs	—	(8,575)
Payment of prepayment penalty	—	(8,064)
Settlement of interest rate swaps	—	(2,000)
Cash dividends	—	(8,689)
Distribution to noncontrolling interest	(10,722)	(1,795)
Net cash used in financing activities	(101,255)	(2,578)
Effect of exchange rate changes	8,431	(2,595)
Net increase in cash and cash equivalents	8,071	23,764
Cash and cash equivalents at beginning of year	38,790	23,145
Cash and cash equivalents at end of period	46,861	46,909

Free cash flow (1)	90,173	8,503

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities, excluding net borrowings (repayments) on notes payable and debt facilities and cash dividends.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	Dec. 31,
(Dollars in thousands)	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	46,861	38,790
Accounts receivable, net	230,303	155,968
Inventories	163,755	177,574
Other current assets	76,635	65,553
Total current assets	517,554	437,885
Property, plant and equipment, net	417,883	513,487
Other assets	108,061	116,945
Total assets	1,043,498	1,068,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	42,513	54,069
Long-term debt due within one year	369,901	142,007
Accounts payable	147,824	101,719
Other accrued liabilities	126,889	117,195
Total current liabilities	687,127	414,990
Long-term debt	4,079	337,089
Long-term pension liability	67,663	72,400
Deferred income taxes	32,703	33,708
Other liabilities	55,853	55,536
Noncontrolling interest	73,220	62,660
Stockholders’ equity of Sauer-Danfoss Inc.	122,853	91,934
Total liabilities and stockholders’ equity	1,043,498	1,068,317

Debt to total capital ratio (1)	68%	78%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, noncontrolling interest in net assets of consolidated companies, and stockholders’ equity.